Exhibit (r)

OFS Capital Management, LLC

OFS Capital Corporation

JOINT CODE OF ETHICS

Amended on April 8, 2014

OFS Capital Management Confidential. Do not copy or distribute.

-i- OFS Capital Management Confidential. Do not copy or distribute.

Table of Contents (cont’d)

-ii- OFS Capital Management Confidential. Do not copy or distribute.

Table of Contents (cont’d)

-iii- OFS Capital Management Confidential. Do not copy or distribute.

I.  CODE OF ETHICS

A.        INTRODUCTION

This Code of Ethics (the “Code”) has been jointly adopted by OFS Capital Management, LLC and certain of its affiliates as determined from time to time1 by Senior Management (as hereinafter defined) (collectively, “OFS Adviser” or the “Firm”) and OFS Capital Corporation (“OFS BDC”) in order to establish applicable policies, guidelines and procedures that promote ethical practices and conduct by all OFS Adviser and OFS BDC partners, employees, officers, directors (or other persons occupying a similar status or performing similar functions), and other persons who provide investment advice on behalf of OFS Adviser and are subject to the supervision and control of OFS Adviser), and that prevent violations of applicable law including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Investment Company Act of 1940, as amended (the “Company Act”).2 All recipients of the Code must read it carefully and should retain a copy for ongoing reference. Additionally, as set forth below, recipients must verify at least annually (and at such other times that the CCO (as defined below) may request) that he or she has read, understands, is subject to and has complied with the complete Investment Adviser Regulatory Compliance Manual (the “IA Compliance Manual”), including the Code. OFS Adviser will evaluate and revise the policies contained in this IA Compliance Manual from time to time as may be necessary and appropriate in order to achieve their stated purposes.

The Code consists of several policies primarily designed to address potential conflicts of interest, including:

•	the Personal Investment Policy,

•	the Inside Information Policy, and

•	the Gifts, Entertainment, Political Contributions and Outside Activities Policy.

OFS Adviser and OFS BDC require that all employees, officers, and directors of OFS Adviser and OFS BDC observe the applicable standards of care set forth in these policies and not seek to evade the provisions of the Code in any way, including through indirect acts by family members or other associates.

It is intended that this IA Compliance Manual, including the Code, supersede all prior compliance

Policy manuals. Any inconsistencies will be resolved in favor of this IA Compliance Manual.

All activities involving OFS BDC are subject to the Company Act and the policies and procedures adopted by OFS BDC in connection therewith as set forth in the OFS BDC Regulatory Compliance Manual (the “OFS BDC Manual”). The obligations set forth in the Code and the IA Compliance Manual are in addition to and not in lieu of the policies and procedures set forth in the Firm’s Employee Handbook and any other policies and procedures adopted by OFS Adviser in respect of the conduct of its business.

[1]	Affiliates of OFS Capital Management, LLC that are covered by this Code and the IA Compliance Manual in general at the time of adoption are Orchard First Source Asset Management, LLC, which is also a registered investment adviser pursuant to an umbrella registration on Form ADV with OFS Capital Management, LLC and Orchard First Source Capital, Inc., which employs all of OFS Advisers professionals.

[2]	The Code of Ethics is adopted by each of OFS Adviser and OFS BDC pursuant to and in accordance with the requirements of each of Rule 206(4)-7 under the Advise1rs Act and Rule 38a-1 under the Company Act.

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About OFS Adviser

OFS Adviser consists of OFS Capital Management, LLC and Orchard First Source Asset Management LLC, both of which are registered investment advisers pursuant to an umbrella registration on Form ADV, and Orchard First Source Capital, Inc., which employs all of OFS Advisers professionals. OFS Adviser sources potential investments, conducts research and diligence on potential investments and equity sponsors, analyzes investment opportunities, structures investments and monitors investments and Portfolio Companies (as defined in Section C below) on an ongoing basis on behalf of its managed funds, clients and accounts. OFS Adviser has developed a broad network of contacts within the investment community with extensive experience investing in various debt and equity Securities of middle-market companies and debt Securities in large corporate companies.

About OFS BDC

OFS BDC is an Advisory Client (as defined in Section C below) of OFS Adviser that has elected to be regulated as a business development company under the Company Act. OFS BDC’s investment objective is to provide its shareholders with both current income and capital appreciation through debt and equity investments, by pursuing an investment strategy focused primarily on investments in middle-market companies in the United States. OFS BDC pursues investments in senior secured loans, which include first lien, second lien, and unitranche loans, as well as subordinated loans and, to a lesser extent, equity Securities. A substantial portion of OFS BDC’s business will focus on the direct origination and sourcing of investments through Portfolio Companies and their financial sponsors or other owners or intermediaries.

B.        STATEMENT OF STANDARDS OF BUSINESS CONDUCT

As a fundamental mandate, OFS Adviser demands the highest standards of ethical conduct and care from all Employees (as defined in Section C below). Employees must abide by this basic business standard and must not take inappropriate advantage of their position with the Firm. Each Employee is under a duty to exercise his or her authority and responsibility for the primary benefit of our Advisory Clients and the Firm, and may not have outside interests that inappropriately conflict with the interests of the Firm or its Advisory Clients. Each Employee must avoid circumstances or conduct that adversely affect or that appear to adversely affect OFS Adviser or its Advisory Clients. Every Employee must comply with applicable federal securities laws and must report violations of the Code to OFS Adviser’s Chief Compliance Officer, Eric P. Rubenfeld (the “CCO”).

OFS Adviser will provide every Employee and each non-Employee director of OFS BDC with a copy of the Code. Employees should maintain a copy of the Code in their personal files for ongoing reference. The Code and any amendments are available at all times through the Firm’s automated compliance system or from the CCO.

C.        DEFINITIONS

The capitalized terms below have the given definitions for purposes of this Code and the related policies:

1.	“Access Person” with respect to OFS Adviser means (A) any Employee who (i) has access to nonpublic information regarding any Advisory Client’s purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Advisory Client (including OFS BDC); (ii) is involved in making Securities recommendations to Advisory Clients (including OFS BDC); or (iii) has access to such recommendations that are nonpublic; and (B) any person with regular or recurring access to the Firm’s office, systems and/or facilities, pursuant to a consulting, staffing, office-sharing or similar arrangement, such that they could reasonably be expected to have access to nonpublic information.

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2.	“Advisory Client” means any individual, group of individuals, partnership, trust, company or other investment fund entity for whom OFS Adviser acts as investment adviser or whom OFS Adviser has solicited to act as an investment adviser within the past six (6) months. For example, OFS BDC is an Advisory Client. For the avoidance of doubt, Advisory Clients include public and private pooled investment vehicles and managed accounts managed by OFS Adviser, but do not include the underlying individual investors in such funds (“Investors”), although certain protections afforded Advisory Clients pursuant to this Code and IA Compliance Manual do extend to Investors through Rule 206(4)-8 of the Advisers Act.[3] For purposes of this IA Compliance Manual, the terms “Fund” and “Advisory Client” may be used interchangeably.

3.	“Advisory Person” shall mean any director (including Independent Directors), officer, or general partner of OFS Adviser or OFS BDC, or any Employee (i) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities for Advisory Clients; (ii) whose functions relate to the making of any recommendation with respect to such purchases of sales (e.g., investment analysts); (iii) effects Securities transactions of Advisory Clients (e.g., operations or trading personnel); or (iv) who has access to information concerning recommendations made to Advisory Clients with regard to the purchase or sale of Securities (e.g., certain finance and administrative personnel and others who regularly have access to trade blotter information and related documentation).[4]

4.	“Affiliate” shall mean any company, partnership or other entity that is controlled by or under common control with OFS Adviser.[5]

5.	“Affiliated Account” means: (i) the personal Securities account of an Employee or the account of any Family Member in which Reportable Securities may be held or transacted; (ii) any such Securities account for which any Employee serves as custodian, trustee, or otherwise acts in a fiduciary capacity or with respect to which an Employee either has authority to make investment decisions or from time to time makes investment recommendations; and (iii) any such Securities account of any person, partnership, joint venture, trust or other entity in which an Employee or his or her Family Member has “Beneficial Ownership” or other “Beneficial Interest.”

[3]	Rule 206(4)-8 prohibits advisers of pooled investment vehicles from making false or misleading statements to, or otherwise defrauding, investors or prospective investors in those pooled vehicles.

[4]	In all cases, members of the Investment Committees of OFS Adviser are Advisory Persons.

[5]	OFS Adviser and OFS BDC are subject to numerous restrictions with respect to Affiliates as defined in the Company Act. Please refer to the OFS BDC Compliance Manual for an alternative definition of “Affiliate” pursuant to the Company Act.

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6.	A Security is “Being Considered for Purchase” when a recommendation to purchase the Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. In all cases, a Security which has been recommended for purchase pursuant to an Investment Committee memorandum, presentation, due diligence package or other formal Investment Committee recommendation shall be deemed to be a Security Being Considered for Purchase.

7.	“Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a Security or derive a monetary, pecuniary or other right or benefit from the purchase, sale or ownership of a Security (e.g., interest payments or dividends).

8.	“Beneficial Ownership” of a Security or account means, consistent with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 16a-1(a)(2) thereunder, ownership of Securities or Securities accounts, by or for the benefit of a person or his or her Family Members. Beneficial Ownership specifically includes any Security or account in which the Employee or any Family Member holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or investment power (which includes the power to acquire or dispose of, or the ability to direct the acquisition or disposition of, a Security or Securities accounts), directly or indirectly (e.g., by exercising a power of attorney or otherwise).

9.	“Compliance Representative” means an OFS Adviser Employee or consultant engaged primarily in compliance-related matters or otherwise identified and designated by the CCO to perform compliance-related duties on behalf of the Firm.

10.	“Disinterested Director” means an OFS BDC Director who is not an interested person of OFS BDC within the meaning of Section 2(a)(19) of the Company Act.

11.	“Employees” means all partners, employees, officers, and directors (or other persons occupying a similar status or performing similar functions) of OFS Adviser, and other persons who provide investment advice on behalf of OFS Adviser and are subject to the supervision and control of OFS Adviser.[6]

12.	“Exchange Act” has been defined under the term “Beneficial Ownership.”

[6]	For purposes of this IA Compliance Manual, Employees include directors, officers, general partners or employees of affiliates of OFS Adviser or who perform services for OFS Adviser through a staffing or similar agreement.

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13.	“Exempt Security” is any Security that falls into any of the following categories: (i) shares issued by open-end mutual funds (excluding ETF’s), except “Reportable Funds”; (ii) shares issued by money market fund funds; (iii) Security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iv) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (so long as such funds are not managed by OFS Adviser); (vi) bankers’ acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vii) treasury obligations (e.g., T-Bills, Notes and Bonds) or other Securities issued/guaranteed by the U.S. Government, its agencies, or instrumentalities (e.g., FNMA, GNMA).

14.	“Family Member” means the spouse, child, parent, sibling or other relative (whether related by blood, marriage or otherwise) of an Employee, who either resides with, or is financially dependent upon, the Employee, or whose investments are controlled by the Employee. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the Employee, such as a domestic partner or spousal equivalent and any person considered a “significant other.”

15.	“Fund” has been defined under the term “Advisory Client”.

16.	“Investment Committee” means any group of Advisory Persons, as such committee may be established from time to time, who has primary responsibility and authority for making investment recommendations and decisions for OFS Adviser on behalf of one or more Advisory Clients.

17.	“Investment Objectives” mean the specific investment objectives and investment guidelines for a particular Advisory Client. Investment Objectives are typically set forth in an Advisory Client’s offering memorandum, prospectus, governing documents and/or advisory agreement, as applicable.

18.	“Investor” has been defined under the term “Advisory Client”.

19.	“IPO” means initial public offering.

20.	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933 (the “Securities Act”). For purposes of this IA Compliance Manual, the terms “Limited Offering” and “Private Placement” may be used interchangeably.

21.	“OFS BDC Director” means any person who serves as a director on the board of directors of OFS BDC, including Disinterested Directors.

22.	“OFS BDC Portfolio Security” means, with respect to an OFS BDC Director, any Security of an issuer in which he or she knows, or, in the course of his or her duties as a Director, should have known, OFS BDC has a current investment, or with respect to which an investment or Security is Being Considered for Purchase by OFS BDC.

23.	“Order Documentation” means the documentation evidencing each Securites transaction initiated by OFS Adviser on behalf of Advisory Clients, prepared in accordance with Rule 204-2(a)(3) of the Advisers Act. Depending on the instrument being purchased or sold, Order Documentation may include a credit agreement, settlement statement, trade confirmation, assignment or participation agreement, inter-creditor agreement, funding statement, or trade ticket. The information may be contained in more than one document as long as all of the documents that contain the complete record can be easily linked/stored together.

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24.	“Personal Securities Trade” means a trade in a Security in which an Access Person or a Family Member has a Beneficial Ownership or other Beneficial Interest.

25.	“Portfolio Company” means any legal entity in which an OFS Advisory Client holds an investment, regardless of whether or not the investment is a Security.

26.	“Private Placement” has been defined under the term “Limited Offering”.

27.	“Reportable Fund” means any fund for which OFS Adviser or any Affiliate acts as investment adviser or underwriter.

28.	“Reportable Security” means every Security in which an Access Person or a Family Member has a Beneficial Ownership or other Beneficial Interest except for an Exempt Security (as defined above).

29.	“Restricted List” means a list of issuers or Securities and/or issuers maintained by the Firm in which Access Persons are generally prohibited from investing.

30.	“SEC” means the Securities and Exchange Commission.

31.	“Securities Act” has been defined under the term “Limited Offering.”

32.	“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness[7], certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or a put, call, straddle, option or privilege, entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

33.	“Senior Management” means each of Glenn R. Pittson, Bilal Rashid, Jeffrey A. Cerny, and Mark Hauser.

[7]	For most purposes; however, see Section III.B.1.

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D.        GENERAL GUIDELINES

1.	Except with the prior written approval of the CCO in consultation with Senior Management, an Employee may not act as a director, officer, general partner, managing member, principal, proprietor, consultant, agent, representative, trustee or employee of any public or private entity or business other than OFS BDC, OFS Adviser or an affiliate of OFS Adviser. (See Section IV.E.)

2.	All Employees and Disinterested Directors must disclose to OFS Adviser and OFS BDC any interests they may have in any entity that is not affiliated with OFS Adviser or the OFS BDC and that has a known business relationship with OFS Adviser or OFS BDC.

3.	Except with the prior written approval of the CCO, and as specifically permitted by law,Employees may not have a material direct or indirect interest (e.g., as principal, co-principal, agent, member, partner, or material shareholder or beneficiary) in any transaction that conflicts with the interests of OFS Adviser or its Advisory Clients.

4.	Except with the prior written approval of the CCO, Access Persons may not invest in any IPO or Private Placement (including hedge funds and other private investment vehicles).

5.	No Employee, except in the course of the rightful exercise of his or her job responsibilities, shall reveal to any other person, information regarding any Advisory Client or any investment or Security transaction being considered, recommended or executed on behalf of any Advisory Client. (See Section III.)

6.	No OFS BDC Director, except in the course of the rightful exercise of his or her board responsibilites, shall reveal to any other person information regarding OFS BDC or any OFS BDC Portfolio Security, or any investment or Security transaction being considered, recommended, or executed on behalf of any other OFS Adviser Advisory Client.

7.	No Advisory Person shall make any recommendation concerning the purchase or sale of any Security by an Advisory Client without disclosing, to the extent known, the interest of the Firm or any OFS Adviser Employee, if any, in such Security or the issuer thereof, including, without limitation (a) any direct or indirect beneficial ownership of any Security of such issuer; (b) any contemplated transaction by such person in such Security; and (c) any present or proposed relationship with such issuer or its affiliates.

8.	Subject to certain exceptions permitted by applicable law, OFS BDC shall not, directly or indirectly extend, maintain or arrange for the extension of credit or the renewal of an extension of credit, in the form of a personal loan to any officer or director of OFS BDC. Any Employee or OFS BDC Director who becomes aware that OFS BDC may be extending or arranging for the extension of credit to a director or officer, or person serving an equivalent function, should notify and consult with the CCO to ensure that the proposed extension of credit complies with this Code and the applicable law.

9.	No Employee or OFS BDC Director shall engage in insider trading (as described in the “Inside Information Policy” in Section III.) whether for his or her own benefit or for the benefit of others.

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10.	No Employee may communicate material, nonpublic information concerning any Security to anyone unless it is properly within his or her duties to do so. No OFS BDC Director may communicate material, nonpublic information concerning any OFS BDC Portfolio Security to anyone unless it is properly within his or her duties to do so.

11.	Each Employee shall complete a “Compliance Questionnaire” prior to employment and annually thereafter through the Firm’s automated compliance system (the “Compliance Questionnaire”). Each Employee shall supplement the Compliance Questionnaire as necessary to reflect any material change between annual filings, and must immediately report if any of the conditions addressed in the Compliance Questionnaire become applicable to such Employee.

12.	Every Employee must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised. (See Section IV.E.)

13.	Access Persons (which generally includes all Employees) are required to disclose to the CCO their personal holdings of Reportable Securities immediately upon commencement of employment (which shall include the holdings of the Access Person’s Family Members), and in no case later than ten (10) days beyond the Access Person’s start date. Access Persons are also required to maintain brokerage accounts in which Reportable Securities may be held or transacted only with Approved Brokers (as defined in Section II.C.1), which have contracted to provide holdings and transaction reporting to the CCO on the Firm’s automated compliance system. Access Persons must confirm the accuracy and completeness of the information so provided to the Firm on a quarterly and annual basis. (See Section II.C.1.)

14.	The intentional creation, transmission or use of false rumors is inconsistent with the Firm’s commitment to high ethical standards and may violate the antifraud provisions of the Advisers Act, among other securities laws of the United States. Accordingly, no Employee may maliciously create, disseminate or use false rumors. This prohibition covers oral and written communications, including the use of electronic communication media such as e-mail, PIN messages, instant messages, tweets, text messages, blogs and chat rooms. Because of the difficulty identifying “false” rumors, the Firm discourages Employees from creating, passing or using any rumor.

E.         ACKNOWLEDGMENT

Each Employee and Disinterested Director must certify at least annually (and at such other times as the CCO may determine in light of updates and amendments) that he or she has read, understands, is subject to and has complied with the IA Compliance Manual, including the Code (Disinterested Directors do not certify as to the IA Compliance Manual except the Code). Any Employee or Disinterested Director who has any questions about the applicability of the Code to a particular situation should promptly consult with the CCO.

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F.         REPORTING AND SANCTIONS

While compliance with the provisions of the Code is anticipated, Employees should be aware that, in response to any violations, the Firm shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, verbal or written warnings, the reversal of trades, reallocation of trades to client accounts, disgorgement of profits deemed improper, suspension or termination of personal trading or investment privileges, reduction in bonus or bonus opportunity, or, in more serious cases, suspension or termination of employment and/or the making of any civil or criminal referral to the appropriate governmental authorities. Moreover, Employees are required to promptly report any violation(s) of the Code or the IA Compliance Manual, any activity that may adversely affect the Firm’s business or reputation, or any other inappropriate conduct by any Employee to the CCO. Employees are encouraged to identify themselves when reporting such conduct by reporting through the Firm’s automated compliance system, but they may also report anonymously through a letter to the CCO or via the telephonic and electronic reporting procedures detailed in the Firm’s “Whistleblower Hotline Information” attached hereto as Attachment A. Further, all activities reported by Employees will be treated anonymously and confidentially (to the extent reasonably practicable) in order to encourage Employees to come forward with perceived problems. The Firm is committed to a full, unbiased review of any matter(s) raised.

The Firm prohibits retaliation against any such personnel who, in good faith, seeks help or reports known or suspected violations, including Employees who assist in making a report or who cooperate in an investigation. Any Employee who engages in retaliatory conduct will be subject to disciplinary action, up to and including termination of employment.

G.        ADDITIONAL RESTRICTIONS AND WAIVERS BY OFS ADVISER AND OFS BDC

From time to time, the CCO (or a Compliance Representative), in consultation with Senior Management, may determine that it is in the best interests of the Firm for certain Employees or other persons (i.e., consultants and third party service providers) to be subject to restrictions or requirements in addition to those set forth in the Code. In such case, the affected persons will be notified of the additional restrictions or requirements and will be required to abide by them as if they were included in the Code. In addition, under extraordinary circumstances, the CCO (or a Compliance Representative) may, after consultation with Senior Management, grant a waiver of certain of these restrictions or requirements contained in the Code on a case by case basis. In order for an Employee to rely on any such waiver, it must be granted in writing.

Any waiver of the requirements of the Code for executive officers of OFS BDC or an OFS BDC Director may be made only by OFS BDC’s board of directors or a committee of the board, and must be promptly disclosed to shareholders as required by law or relevant exchange rule or regulation.

The CCO shall maintain a log of all requests for exceptions and waivers and the determinations made with respect to such requests.

H.        REVIEW BY THE BOARD OF DIRECTORS OF OFS BDC

The CCO of OFS BDC will prepare a written report to be considered by the OFS BDC board of directors (1) quarterly, that identifies any violations of the Code with respect to OFS BDC requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, that (a) describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon OFS BDC’s and/or OFS Adviser’s experience under the Code, then-prevailing industry practices, or developments in applicable laws or regulations, and (c) certifies that OFS BDC and OFS Adviser have each adopted procedures reasonably designed to prevent violations of the Code, and of the federal securities laws in accordance with the requirements of the Advisers Act and the Company Act.

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The board of directors of OFS BDC will also be asked to approve any material changes to the Code within six (6) months after the adoption of such change, based on a determination that the Code, as amended, contains policies and procedures reasonably designed to prevent violations of the federal securities laws.

Restated and Adopted: April 8, 2014

Officer responsible for administering: Chief Compliance Officer

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II. PERSONAL INVESTMENT POLICY
(CODE OF ETHICS)

A.        INTRODUCTION

This Personal Investment Policy and the policies and procedures set forth herein form part of the Code jointly adopted by OFS Adviser and OFS BDC. The Advisers Act, specifically Rule 204A-1, requires “access persons” of a registered investment adviser, such as OFS Adviser, to provide periodic reports regarding transactions and holdings in Reportable Securities beneficially owned by the access person. Rule 17j-1 under the Company Act requires similar reports for “access persons” to a business development company like OFS BDC. For purposes of the Code, all Employees are generally considered to be Access Persons of OFS Adviser,8 and all Access Persons of OFS Adviser and OFS BDC Directors are considered to be Access Persons of OFS BDC (subject to the caveats and exceptions set forth in Sections C and D below).

The purpose of this Personal Investment Policy and related procedures (this “Policy”) is to advise OFS Adviser Access Persons and OFS BDC Access Persons of their ethical and legal responsibilities with respect to Securities transactions involving (i) possible conflicts of interest with OFS Adviser Advisory Clients, including OFS BDC, and (ii) the possession and use of material, nonpublic information. It is a violation of the Code and this Policy for any Access Person of OFS Adviser or OFS BDC to use their knowledge concerning a trade, pending trade, or contemplated trade or investment by OFS BDC or any other OFS Adviser Advisory Client to profit personally, directly or indirectly, as a result of such transaction, including by purchasing or selling such Securities.

The provisions of this Policy are based upon the following general fiduciary principles:

•	the duty at all times to place the interest of the Firm’s Advisory Clients first;

•	the requirement that all Access Persons of OFS Adviser and OFS BDC become aware of, maintain knowledge of, and comply with applicable federal and state laws and regulations, including those of any relevant governmental agency or self-regulatory organization;

•	the requirement that all Personal Securities Trades be conducted in a manner so as to avoid any actual, potential or apparent conflict of interest, or any abuse of an individual’s position of trust, confidence and responsibility; and

•	the fundamental standard that Access Persons of OFS Adviser and OFS BDC should not take inappropriate advantage of their positions.

This Policy requires that all Access Persons provide, among other things, certain periodic reports concerning their Personal Securities Trades.

[8]	See definition of “Access Person” set forth in Section C.1. of the Code of Ethics Definitions set forth above.

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B.        GENERAL POLICY REQUIREMENTS

As a general matter, Employees owe an undivided duty of loyalty to the Firm’s Advisory Clients. The Firm also recognizes the need to permit Employees reasonable freedom with respect to their personal investment activities. It is and shall be a violation of the Code and this policy for any Employee of the Firm or any OFS BDC Director, in connection with the performance of his or her job responsibilities:

•	to employ any device, scheme or artifice to defraud any Advisory Client;

•	to make any untrue statement of a material fact to an Advisory Client, or to omit to state a material fact necessary in order to make the statements not misleading;

•	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Advisory Client;

•	to engage in any manipulative practice with respect to an Advisory Client; or

•	to engage in any manipulative practice with respect to Securities, including price manipulation.

This Policy, together with the Code, supersedes and replaces in full any earlier policies on the covered subjects. Any questions that arise relating to the Policy should be referred to the CCO, or to the Chief Compliance Officer of OFS BDC, Eric P. Rubenfeld (the “OFS BDC CCO”). If necessary, any final determination may be made by the CCO, in consultation with Senior Management, or by the OFS BDC CCO, in consultation with OFS BDC’s officers and members of its board of directors.

This Policy is applicable to all Access Persons of OFS Adviser and OFS BDC, although as noted below, certain technical pre-approval and reporting requirements in Section C and Section D generally do not apply to the Disinterested Directors of OFS BDC. Nonetheless, each Disinterested Director is obligated to comply with the principles described in those sections and, in certain circumstances, may be required to obtain prior approval and report matters to the OFS BDC CCO. Accordingly, Disinterested Directors should notify the OFS BDC CCO if at any time he or she believes that he or she has taken action that is inconsistent with the restrictions or other requirements set forth below in Sections C or D of this Policy.

C.        RECORDKEEPING AND REPORTING REQUIREMENTS

Under the Advisers Act and the Company Act, OFS Adviser is required to keep records of transactions in Securities in which Access Persons of OFS Adviser and OFS BDC (excluding Disinterested Directors) have Beneficial Ownership or a direct or indirect Beneficial Interest.

1.	Reports

The following personal Securities holding and transaction reporting requirements have been adopted to enable OFS Adviser to satisfy its legal and regulatory requirements:

•	In all cases, within ten (10) days from the date of commencement of employment (or other engagement or arrangement) with the Firm, every new Access Person (except Disinterested Directors) shall submit to the CCO or a Compliance Representative, an Initial Holdings Report through the Firm’s automated compliance system and an executed Consent to Electronic Reporting (the generic form of which is attached hereto as Attachment B; however, certain brokers require their own form to be used), disclosing every Reportable Security and Affiliated Account of such Access Person (which information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person);

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•	Within sixty (60) days from the date of commencement of employment (or other engagement or arrangement) with the Firm, every new Access Person (except Disinterested Directors) must transfer all Affiliated Accounts to a broker-dealer to which the CCO and Compliance Representatives have access via the Firm’s automated compliance system (an “Approved Broker”), and any new Affiliated Accounts opened on behalf of such Access Person must be established with an Approved Broker. The CCO will maintain a list of Approved Brokers. Holdings and transactions in Reportable Securities in these accounts will be reported to the CCO (or Compliance Representative) by the Approved Brokers through the automated compliance system.

•	Within thirty (30) days after the Access Person has completed all necessary transfers of his/her Affiliated Accounts to Approved Broker(s), the Access Person shall file with the CCO or a Compliance Representative, through the Firm’s automated compliance system, a Transaction Report confirming the closure of all Affiliated Accounts with brokers other than Approved Brokers and disclosing all transactions in Reportable Securities with brokers other than Approved Brokers since the date of commencement of employment (or other engagement or arrangement).

•	Any exception to the Approved Broker policy above must be approved in writing by the CCO.

•	On a quarterly basis and no later than thirty (30) days after each quarter end, every Access Person (except Disinterested Directors) shall submit on the Firm’s automated compliance system a confirmation of all transactions in Reportable Securities recorded by the system during the quarter.

•	At the end of each calendar year, but in no case later than forty-five (45) days following a year-end (i.e., February 14), every Access Person (except Disinterested Directors) shall submit on the Firm’s automated compliance system a confirmation of such Access Person’s Reportable Security holdings as of year-end;

•	Each Access Person must annually (and at other times as the CCO may determine in light of updates and amendments) execute an acknowledgment with respect to the Code and the IA Compliance Manual, including this Policy, through the Firm’s automated compliance system.[9]

2.	Determining Whether an Account is an Affiliated Account

In most cases, determining whether an Access Person or his or her Family Member has Beneficial Ownership of or a Beneficial Interest in the Reportable Securities held in an account (which would make such account an Affiliated Account for purposes hereof) is a straight-forward process. It is, however, important to note that, in some cases, an owner of an equity interest in an entity may be charged with Beneficial Ownership of the assets of that entity. In general, equity holders are not deemed to have Beneficial Ownership of Securities held by an entity that is not “controlled” by them or in which they do not have or share investment control over the entity’s portfolio. Because the determination of whether an equity holder controls an entity or its investment decisions can be complicated, Access Persons are encouraged to seek guidance from the CCO. To the extent such guidance is not sought, any failure by an Access Person to properly identify all Affiliated Accounts will be treated as a violation of the Code.

[9]	Depending on the nature of the services to be performed by an Access Person (such as a third party contractor) and the type and frequency of such person’s access to the Firm’s premises, systems and information, the CCO may determine that such Access Person shall execute an acknowledgment only of the Code, or any of the particular policies set forth herein, rather than the complete IA Compliance Manual.

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3.	Managed Accounts

The Firms recognizes that it may be impossible or impractical for Affiliated Accounts not controlled or invested by Access Persons (i.e. accounts managed by third-party investment advisors or trust accounts as to which the Access Person is a beneficiary) to comply with the Reporting and Restricted List procedures set forth in Sections II.C.1 and II.D.1. The CCO may exempt any Affiliated Account over which the Access Person does not exercise investment discretion from such procedures upon request of the Access Person; provided that the Access Person cedes any and all control over investment decisions for the account (other than general asset class and objectives guidelines) to his/her discretionary investment manager and does not communicate with the discretionary manager with respect to individual transactions for the account. Special rules apply with respect to whether an Access Person “controls” the investment decisions of an entity in which he or she invests; guidance from the CCO should be sought in such instances.

The Firm requires that all discretionary Affiliated Accounts be reported to the CCO so that an exemption may properly be granted. Such accounts may be reported through the Firm’s automated compliance system. The CCO may, as a condition to exempting an Affiliated Account not “controlled” by an Access Person, require copies of account statements, a certification from the Access Person, or such other information as the CCO deems prudent.

4.	Transactions Subject to Review

Transactions and other information reported on the Initial Holdings Reports, Transaction Reports, and via the Firm’s automated compliance system, will be reviewed and compared against the investments made or considered by each of the Advisory Clients. Such review and comparison will be designed to evaluate compliance with the policies set forth in this IA Compliance Manual, including, but not limited to this Personal Investment Policy and further, to determine whether there have been any violations of applicable law.

5.	Disinterested Directors

The recordkeeping and reporting provisions in this section of the policy do not apply to the Disinterested Directors of OFS BDC, unless, at the time of a Personal Securities Trade in a Reportable Security, the Disinterested Director knew, or, in the ordinary course of fulfilling his or her duties as a director, should have known that during the fifteen (15) day period immediately preceding or after the date of the transaction, OFS BDC or OFS Adviser purchased or sold the Security or the Security was Being Considered for Purchase by OFS BDC or OFS Adviser.

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D.        STATEMENT OF RESTRICTIONS

1.	Restricted List

No Access Person (except Disinterested Directors) may make a Personal Securities Trade in the Securities of an issuer listed on the Firm’s Restricted List. The information that a particular issuer or Security has been placed on the Restricted List is itself sensitive and confidential. The contents of the Restricted List should never be communicated to persons outside of the Firm except in the limited circumstances in which the CCO or a Compliance Representative has determined that it is necessary and appropriate to disclose such information for bona fide business purposes. The Firm may place an issuer on the Restricted List at any time without prior notice to Access Persons. Therefore, Access Persons who obtain Securities of an issuer that is later placed on the Restricted List may be “frozen in,” or prohibited from disposing of such Securities, until such time as the issuer has been removed from the Restricted List.

a)            Securities

The name of an issuer or Security could be placed on the Restricted List for many reasons, including when:

•	the Firm or an Advisory Client purchases a Security of a particular issuer or such Security or issuer is Being Considered for Purchase;

•	the Firm enters into a confidentiality agreement with or relating to an issuer;

•	the Firm or an Advisory Client has declared itself “Private” with respect to an issuer in an electronic workspace such as IntraLinks or Syndtrack;

•	the Firm becomes bound by a fiduciary obligation or other duty (for example, because an Employee has become a board member of a Portfolio Company);

•	an Employee becomes aware of (or is likely to become aware of) material, nonpublic information about a Security or issuer; or

•	the Firm, as determined by the CCO or a Compliance Representative, has determined to include an issuer to avoid the appearance of impropriety so as to protect the Firm’s reputation for integrity and ethical conduct.

b)            Procedures

The CCO or a Compliance Representative maintains and updates the Firm’s Restricted List. It is the responsibility of Employees, however, to ensure that the Firm’s Restricted List is accurate. Please refer to the Confidentiality Policy in the Firm’s IA Compliance Manual for further information on the relevant procedures.

•	Additions: Employees who become aware of any of the circumstances set forth in subsection 1.a) above, or who for any other reason believe an issuer or Security should be added to the Restricted List, should immediately notify the CCO or a Compliance Representative in order to ensure that the Restricted List is updated.

•	Deletions: When the circumstances set forth in subsection 1.a) above no longer exist, or the Firm is no longer bound by the obligations giving rise to the inclusion of an issuer or Security on the Restricted List, Employees should notify the CCO or a Compliance Representative so that the name of the issuer or Security can be promptly removed from the Restricted List.

•	Changes: From time to time, the CCO or a Compliance Representative will update the Restricted List as contemplated by this Personal Investment Policy and the Confidentiality Policy. Access Persons are responsible for checking the Restricted List in all cases before engaging in any Personal Securities Trade.

As a general rule, Securities that are on the Restricted List because OFS Adviser has entered into a confidentiality agreement, declared itself “private” or otherwise accessed material, nonpublic information with respect to an issuer, must stay on the list for at least one hundred eighty (180) days after the Fund(s) have liquidated the holding. The CCO may determine that a longer or shorter “stay” period is appropriate for issuers or Securities in the CCO’s sole discretion.

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2.	Private Placements and Initial Public Offerings

No IPO or Private Placement of Securities may be purchased for any account in which an Access Person has a beneficial ownership interest, except with the prior, express written approval of (i) the CCO or the OFS BDC CCO, as applicable; or (ii) where such Access Person is the CCO, or the OFS BDC CCO, the prior written approval of Glenn Pittson on behalf of Senior Management. Requests to make such investments shall be made through the Firm’s automated compliance system. A record of such approval (or denial), and a brief description of the reasoning supporting such decision will be maintained in accordance with the recordkeeping requirements of the Advisers Act and the Company Act.

Notwithstanding the foregoing, the Disinterested Directors of OFS BDC are not subject to the restriction and pre-approval requirement in the prior paragraph unless, at the time of the investment in the IPO or private placement, the Disinterested Director knew, or, in the ordinary course of fulfilling his or her duties as a director, should have known that during the fifteen (15) day period immediately preceding or after the date of the transaction, OFS BDC purchased or sold the Security or the Security was Being Considered for Purchase by OFS BDC.

3.	Trades by OFS BDC Directors

The OFS BDC Directors are prohibited from trading any OFS BDC Portfolio Security.

4.	Trades of OFS BDC Securities

All Access Persons are prohibited from buying or selling shares issued by OFS BDC except during an open trading window announced by the OFS BDC CCO or a Compliance Representative. Except with the express written consent of the OFS BDC CCO, all Access Persons are prohibited from buying or selling options on, or futures or other derivatives related to, shares issued by OFS BDC, and are likewise prohibited from selling short shares of OFS BDC.

5.	Trades by Access Persons Serving on Portfolio Company Boards

Companies for which Access Persons serve on the board of directors may permit members of its board of directors to purchase or sell stock based on a predetermined schedule (such as a Rule 10b5-1 Plan10) that is approved by the company (“Predetermined Schedule”). Personal Securities Trades in accordance with a Predetermined Schedule by Access Persons who serve on the board of directors of such companies are exempt from the restriction against trading in Securities added to the Restricted List after the adoption of the Predetermined Schedule, however such Predetermined Schedules are subject to the prior notice to the CCO and the reporting requirements set forth in this IA Compliance Manual. Further, purchases and sales of Securities by Portfolio Company directors during an established trading window may be permitted with prior notice to, and at the discretion of, the CCO. (For the approval procedures for serving on a board of directors, see Section IV.E.)

[10]	A Rule 10b5-1 plan is a written plan for trading Securities that is designed in accordance with Rule 10b5-1(c). Any person executing pre-planned transactions pursuant to a Rule 10b5-1 plan that was established in good faith at a time when that person was unaware of material nonpublic information has an affirmative defense against accusations of insider trading, even if actual trades made pursuant to the plan are executed at a time when the individual may be aware of material nonpublic information.

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6.	Inside Information

Access Persons may not make Personal Securities Trades11 or recommend a Securities trade for an Advisory Client in the Securities of an issuer while in possession of material, nonpublic information regarding that issuer, and may not communicate such information to others except in the course of the rightful performance of their job responsibilities for the Firm. The elements of improper insider trading are explained more fully in the Inside Information Policy below, which is a part of this Code.

7.	No Personal Trades Through OFS Adviser’s Traders

No Personal Securities Trades may be effected through OFS Adviser’s trading personnel.

8.	Use of Brokerage for Personal or Family Benefit

No Access Person may, for direct or indirect personal or Family Member benefit, execute a trade with a broker by using the influence (actual or implied) of OFS Adviser or any Access Person’s influence (actual or implied) with OFS Adviser.

9.	No “Front Running”

While the Code contains policies and procedures designed to promote ethical conduct with respect to Personal Securities Trades, irrespective of the application of any particular trading policy or restriction, no Personal Securities Trades may be effected by any Access Person who is aware or should be aware that (i) there is a pending buy order in the Securities of that same issuer for any Advisory Client of OFS Adviser, or (ii) a purchase of the Securities of that same issuer can reasonably be anticipated for an OFS Adviser Advisory Client in the next five (5) calendar days. As a general rule, no Personal Securities Trade may be executed with a view toward making a profit from a change in price of such Security resulting from anticipated transactions by or for OFS Adviser’s Advisory Clients.

E.         REMEDIAL ACTIONS AND DISCIPLINARY SANCTIONS

Initially, upon discovering a violation of this policy, OFS Adviser shall take any remedial steps it deems necessary and appropriate to address or remedy the matter (e.g., a trade reversal). Following appropriate corrective efforts, OFS Adviser’s CCO in consultation with Senior Management may impose sanctions if, after consideration of all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of the sanctions will vary with the severity of the violation. Repeat offenses will likely merit more severe sanctions. Violations of this policy include, but are not limited to, the following:

•	execution of a Personal Securities Trade in a Security on the Restricted List;

•	failure to pre-clear a trade in options, futures, derivatives related to, or short sales of, shares issued by OFS BDC;

•	failure to timely disclose the opening or existence of an Affiliated Account;

[11]	Except as specifically set forth in this IA Compliance Manual, the prohibition against trading while in possession of material nonpublic information also applies to trades on behalf of Advisory Clients.

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•	execution of a Personal Securities Trade involving an IPO or Private Placement without securing the approval of the CCO; and

•	failure to timely complete and return periodic certifications and acknowledgments.

The type of sanctions that may be imposed are set forth in Section I.F.

F.         ACKNOWLEDGMENT

Each Access Person and Disinterested Director must annually (and at other times as the CCO may determine in light of updates and amendments) execute an acknowledgment through the Firm’s automated compliance system with respect to the Code and this IA Compliance Manual,12 including this Personal Investment Policy (Disinterested Directors acknowledge only the Code).

G.        REVIEW BY CCO

The CCO or a Compliance Representative will review Personal Securities Trade-related information to verify compliance with this Policy. The results of this review will be reported to relevant members of OFS Adviser’s Senior Management, including relevant committees, or, as appropriate, to the OFS BDC Directors, in connection with the CCO’s periodic reports described elsewhere in this Code.

Restated and Adopted: April 8, 2014

Officer responsible for administering: Chief Compliance Officer

[12]	Depending on the nature of the services to be performed by an Access Person (such as a third party contractor) and the type and frequency of such person’s access to the Firm’s premises, systems and information, the CCO may determine that such Access Person shall execute an acknowledgment only of the Code, or any of the particular policies set forth herein, rather than the complete IA Compliance Manual.

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III. INSIDE INFORMATION POLICY
(CODE OF ETHICS)

A.        INTRODUCTION

The prohibitions against insider trading set forth in the federal securities laws play an essential role in maintaining the fairness, health and integrity of our markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that client trust and confidence are not compromised in any way. Consistent with these principals, OFS Adviser forbids any Employee from (i) trading Securities of an issuer either for any Advisory Client or any account in which an Employee has a Beneficial Interest, if that Employee is “aware” of material and nonpublic information concerning an issuer; or (ii) communicating material and nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to all Employees, and extends to activities within and outside of each Employee’s duties at OFS Adviser. Every Employee must read and retain this policy as part of his or her personal file and provide the periodic acknowledgment(s) referenced below. Any questions regarding this policy should be referred to the CCO.

The term “insider trading” is not specifically defined under the federal securities laws (most guidance in this area can be found under case law and related judicial decisions), but generally is used to refer to improper trading in Securities13 on the basis of material and nonpublic information (whether or not the person trading is an insider). A person is generally deemed to trade “on the basis of” material nonpublic information if that person is aware of material nonpublic information when making the purchase or sale, regardless of whether the person specifically relied on the information in making an investment decision. It is generally understood that the law prohibits trading by an insider on the basis of material nonpublic information about the Security or issuer. In order to be held liable under the law, the person trading generally must violate a duty of trust or confidence owed directly, indirectly or derivatively to the issuer of that Security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information (e.g., an employer). The law also prohibits the communication of inside information to others and provides for penalties and punitive damages against the “tipper” even if he or she does not gain personally from the improper trading.

A further discussion of the elements of insider trading and the penalties for such unlawful conduct is provided below. If you have any questions after reviewing this policy, please consult with the CCO.

[13]	OFS Adviser often transacts in syndicated or other loan interests on the basis of information that is not available to other members of the syndicate, or to the public in general; however, for the limited purpose of this policy, “Securities” (as defined in the Exchange Act) do not include such loan interests or other “evidences of indebtedness.” If you are uncertain as to whether a particular investment is a “security” for purposes of this policy, contact the Legal/Compliance Department.

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B.        KEY TERMS

1.	What is a “Security”?

Under the Exchange Act, which governs the prohibition against insider trading, the term “Securities” excludes “evidences of indebtedness” such as bank debt.14 There may be instances where Employees receive information about such instruments that is not generally known by other institutional investors – even those institutional investors who may be similarly situated (e.g., lenders that are privy to nonpublic information and have access to bank-level information or primary lender meetings). Although trading in “non-security” investments on the basis on nonpublic information is not prohibited by federal securities laws, such trading may be prohibited by fiduciary obligations, other federal or state statutes, or contractual obligations such as confidentiality agreements. In situations where OFS Adviser has access to material, nonpublic information to which other potential investors/counterparties may not have access, investment staff should consult with the CCO or Senior Management, as appropriate, as to whether a proposed purchase or sale of an instrument should be made, and, if made, should include the use of a “Big Boy” letter (see Section V.C.4), a confidentiality agreement (see Section V.C.1), or, if the instrument is a syndicated loan, the execution by OFS Adviser of the standard LSTA form, which includes disclosure concerning the possibility of access to such information. In addition, even if trading in a “non-security” investment is permissible because the above standards are met, Employees are still prohibited from trading in any Securities issued by the relevant borrower, either for an Advisory Client or themselves, if the information obtained would be material with respect to the Securities transaction. This would also include indirect participation in such a transaction; for example, by participating in an Investment Committee meeting in which a decision to purchase such Securities was being considered.

2.	Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, investment advisers (such as OFS Adviser) and the employees of such organizations. OFS Adviser may become a temporary insider by signing a confidentiality agreement or by accessing material nonpublic information on a private electronic workspace such as IntraLinks.

3.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material” information generally is defined as information with respect to which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities.

[14]	Note that, for most purposes, evidences of indebtedness are treated as “securities” for securities law purposes; insider trading prohibitions are an exception to this general rule.

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Among other things, the following types of information are generally regarded as “material”:

•	dividend or earnings announcements

•	write-downs or write-offs of assets

•	additions to reserves for bad debts or contingent liabilities

•	expansion or curtailment of company or major division operations

•	merger, joint venture announcements

•	new product/service/marketing announcements

•	new supplier/manufacturing/production announcements

•	material charge/impairment announcements

•	senior management changes

•	changes in control

•	material restatement of previously issued financial statements

•	discovery or research developments

•	criminal indictments and civil and government investigations, litigations and/or settlements

•	pending labor disputes

•	debt service or liquidity problems

•	bankruptcy or insolvency problems

•	tender offers, stock repurchase plans, etc.

•	recapitalizations

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

4.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation would be considered public. Access Persons should seek specific guidance from the Firm’s CCO in situations where information concerning an issuer or its affiliated entities (e.g., subsidiaries) may not have been made available to the investment community as a whole but was made available to a group of institutional investors.

5.	Contacts with Companies

From time to time, Employees may meet with members of senior management at portfolio companies, or prospective portfolio companies. OFS Adviser may make investment decisions on the basis of the Firm’s conclusions formed through such contacts and analysis of publicly-available information regarding foreign and U.S. companies. Difficult legal issues arise when, in the course of these contacts, an Employee becomes aware of material, nonpublic information about those companies. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an Employee, a broker or a securities analyst, or if an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Employees should immediately contact the CCO if he or she believes that he or she may have received material, nonpublic information about a company as a result.

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6.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces gyrations in the price of the target company’s Securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

7.	Basis for Liability

a)	Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material, nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be financial, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

b)	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material, nonpublic information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information, by defrauding such person of the exclusive use of such information.

In U.S. v. O’Hagan, 117 S. Ct. 2199 (1997), the Court found that an attorney defrauded his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on fiduciary attorney’s deception of those who entrusted him with access to confidential information. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

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8.	Penalties for Insider Trading

Penalties for trading on or inappropriately communicating material and nonpublic information are severe, both for the individuals involved and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violations. Penalties include:

•	civil injunctions;

•	disgorgement of profits;

•	punitive damages (i.e., fines for the person who committed the violation of up to three (3) times the profit gained or loss avoided, whether or not the person actually benefited personally);

•	felony convictions which include possible jail sentences; and

•	fines and sanctions against the employer or other controlling person.

C.        INSIDER TRADING PROCEDURES

The following procedures have been established to assist Employees in avoiding insider trading, and to aid OFS Adviser in preventing, detecting and imposing sanctions for insider trading. The following procedures should be read in conjunction with other policies set forth in this Code, and in this IA Compliance Manual.

Upon discovering a violation of this policy, OFS Adviser may impose such sanctions as it deems appropriate against the Access Person involved. Given the serious nature of these matters, sanctions will most likely include one or more of the following: reduction of an Employee’s discretionary bonus or bonus opportunity to reflect disgorgement of profits or fines, suspension of trading for an appropriate period of time and, if the facts support such action (i.e., no reasonable explanation or mitigating factors exist), appropriate personnel action, which may include termination of employment and reporting of the matter to the legal or regulatory authorities as appropriate.

1.	Identifying Inside Information

Before trading in the Securities of a company about which they may have potential inside information, Employees should ask themselves the following questions:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions (e.g., whether the investor should buy, sell or hold a Security)? Is this information that would substantially affect the market price of the Securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, Bloomberg or other publications of general circulation? Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that the information is public (e.g., large group of potential bank debt investors during an invitation only meeting).

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2.	Restricting Access to Material and Nonpublic Information

Care should be taken so that material, nonpublic information is secure. For example, files containing material and nonpublic information should be sealed or locked; access to computer files containing material and nonpublic information should be restricted. As a general matter, materials containing such information should not be removed from the Firm’s premises and, if they are, appropriate measures should be maintained to protect the materials from loss or disclosure. Among other things, Employees should:

•	distribute materials containing material, nonpublic information only on a “need-to-know” basis;

•	take care so that telephone conversations cannot be overheard when discussing matters involving material, nonpublic information (e.g., speaker telephones should generally be used in a way so that outsiders who might be in OFS Advisers’ offices are not inadvertently exposed to this information);

•	limit access to offices and conference rooms when these rooms contain material, nonpublic information; and

•	not leave materials containing material nonpublic information displayed on the computer viewing screen when they leave their computers unattended.

3.	Review and Dissemination of Certain Investment Related Information

As part of its consideration of investments in certain types of “non-security” instruments (e.g., bank debt instruments), the Firm often enters into confidentiality agreements with third parties (e.g., sponsors, syndicate members or other lenders) that could have implications for the Firm’s compliance with federal securities laws. Those agreements may sometimes contain so-called “stand-still” provisions, which specifically restrict the Firm’s investment activity in Securities of identified issuers, but more typically simply raise the possibility that nonpublic information may be disclosed to the recipient and seek the receiving party’s acknowledgment of that understanding and agreement to be bound by laws prohibiting trading while in possession of material nonpublic information. The procedures for entering into confidentiality agreements may be found in Section V.C.1. of the Firm’s Confidentiality Policy. Many issuers, their agents or other counterparties specifically require that potential investors sign a confidentiality agreement before they will be provided access to investment-related information via internet-based services (e.g., IntraLinks and Syndtrack). Because of the importance of our policies regarding access to and use of confidential information, all confidentiality agreements must be reviewed by the legal counsel and approved by Glenn Pittson, as necessary. It is the responsibility of the investment staff to coordinate completion of the confidentiality agreement as well as (i) delivery of the executed confidentiality agreement to the CCO or a Compliance Representative for posting of such agreement in the appropriate folder on the Firm’s internal systems or compliance intranet as directed by the CCO or a Compliance Representative, and (ii) the addition of the issuer’s name to the Firm’s Restricted List. Employees should review the Confidentiality Policy in this IA Compliance Manual for further details.

4.	Determination of Materiality

Given the unique asset classes and sophisticated instruments in which OFS Adviser typically invests (primarily illiquid, secured loans), Access Persons often receive detailed information about an issuer that may not be otherwise readily available to the investing public. The issue of “materiality” and the ultimate determination as to whether the information provided rises to the level of “inside information” should not be made independently by an Employee. Rather, the individual should contact the CCO (or Compliance Representative) so that an analysis may be performed and an informed determination may be made. Unless otherwise determined by the CCO (or a Compliance Representative) in consultation with investment staff and outside legal counsel, as appropriate, information received about an issuer that is not readily available to the investing public shall be deemed to be and treated as material.

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5.	Policies and Procedures Relating to Paid Research Consultants and Expert Network Firms

While it is permissible to utilize consultants as part of the research process, OFS Adviser must be particularly sensitive about the information that these consultants provide. Accordingly, OFS Adviser has adopted the following procedures with which all Employees must comply in connection with their contact and interaction with paid consultants:

•	Prior to the commencement of a phone call or meeting with a paid consultant where it is anticipated that substantive information will be discussed, the Employee must inform such consultant that:

(i) the Firm invests in the public Securities and private debt markets,

(ii) the purpose of speaking with such consultant is to obtain his/her independent insight as it relates to a particular industry, sector or company, and

(iii) such consultant should not share any material nonpublic information or confidential information that he/she may have a duty to keep confidential or that he/she otherwise should not disclose.

•	The Employee should also confirm with such consultant that he/she will not be violating any agreement, duty or obligation such consultant may have with any employer or other institution.

•	In the event that an Employee learns or has reason to suspect that the Employee has been provided with confidential or material nonpublic information from a consultant, the Employee must immediately contact the CCO (or a Compliance Representative) prior to either communicating such confidential or material nonpublic information to anyone else, or making any investment or trading decisions.

Agreements with paid research consultants and expert network firms may be signed only by Glenn Pittson on behalf of Senior Management, after consultation with, and approval by, the CCO. Depending on the facts and circumstances, the CCO may impose other conditions on the engagement of consultants or on the conduct of the engagement, including, but not limited to, the participation of the CCO and/or a Compliance Representative on any phone calls or in any correspondence between the consultant and the Firm.

6.	Acknowledgment

Each Access Person must annually (and at other times as the CCO may determine in light of updates and amendments) execute an acknowledgment with respect to the Code and this IA Compliance Manual,15 including this Inside Information Policy, through the Firm’s automated complaicne system (see Section II.F).

[15]	Depending on the nature of the services to be performed by an Access Person (such as a third party contractor) and the type and frequency of such person’s access to the Firm’s premises, systems and information, the CCO may determine that such Access Person shall execute an acknowledgment only of the Code, or any of the particular policies set forth herein, rather than the complete IA Compliance Manual.

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7.	Responsibilities of and Reporting by the Chief Compliance Officer

To ensure adherence to the Inside Information Policy, the CCO will perform the following functions:

•	When appropriate, the CCO shall coordinate with OFS Adviser Affiliates with respect to compliance with and enforcement of this policy.

•	The CCO shall assure that each Employee of OFS Adviser is familiar with this policy and that, upon joining the Firm, new Employees receive a copy of this policy, are given the opportunity to discuss its provisions, and certify their understanding of its terms.

•	The CCO shall undertake appropriate educational efforts (e.g., periodic training sessions) to refresh Employee understanding of this and other related policies.

The CCO will monitor and periodically review compliance with this policy and prepare a report describing any concerns and recommendations for consideration by Senior Management and by the OFS BDC Directors in connection with the CCO’s periodic reports described elsewhere in this Code.

Restated and Adopted: April 8, 2014

Officer responsible for administering: Chief Compliance Officer

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IV.  GIFTS, ENTERTAINMENT, POLITICAL CONTRIBUTIONS
AND OUTSIDE ACTIVITIES POLICY
(CODE OF ETHICS)

A.        INTRODUCTION

This Gifts, Entertainment, Political Contributions and Outside Activities Policy and its corresponding procedures have been jointly adopted by OFS Adviser and OFS BDC. OFS Adviser attempts to minimize any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.

B.        GIFTS AND ENTERTAINMENT POLICY

One possible area of fiduciary concern relates to providing or receiving gifts or entertainment from third parties with which OFS Adviser or its Advisory Clients, including OFS BDC, do business.

As a general rule, no Employee may solicit, give or receive any gift that could influence decision-making or make a person beholden, in any away, to another person or company that seeks to do or is currently doing business with the Firm. In addition, depending upon an Employee’s responsibilities, specific regulatory requirements may dictate the types and extent of gifts and entertainment that Employees may give or receive. The Firm is committed to competing solely on the merit of its products and services, and Employees should avoid any actions that create a perception that favorable treatment of outside entities by the Firm was sought, received or given in exchange for personal business courtesies.

1.	Providing Business Gifts/Courtesies

Any Employee who offers a business gift or courtesy must be sure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Firm. In addition, an Employee may never use personal funds or resources to do something that cannot be done with Firm resources. No Employee should offer or provide any gifts to vendors or third parties (including investment banks, underwriters or other lending entities) with whom or with which the Firm or its affiliates conducts, or is considering conducting, business, without the consent of the Employee’s direct supervisor and the CCO. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value. This policy does not prohibit the provision of occasional or nominal non-cash gift items, such as holiday gifts, so long as the amount provided by an Employee to any one recipient over a calendar year does not exceed $250. Once the aggregate amount provided or proposed to be provided by an Employee to any one recipient during one calendar year exceeds $250, that Employee will need to report the business courtesy through the Firm’s automated compliance system, and the courtesy will require the consent of the Employee’s direct supervisor and the CCO prior to being provided.

Although customs and practices might differ among the many marketplaces in which the Firm conducts its business, Firm policies regarding business courtesies are substantially similar within the U.S. and elsewhere throughout the world. As a matter of respect for the rich and diverse business customs practiced in the international markets in which the Firm may do business, the Firm recognizes that permissible business conduct might differ somewhat based on local ethical business practices. Nonetheless, the actions of all Firm personnel, even internationally, must always be consistent with Firm policies and procedures.

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Specific requirements and restrictions apply regarding the offering of business courtesies to government officials or employees (both foreign and domestic, including, with respect to foreign government officials, the Foreign Corrupt Practices Act). For example, certain laws, such as the Honest Leadership and Open Government Act of 2007, prohibit gifts to members of Congress and their staff, and other federal employees. These laws are complex, extremely restrictive and provide for harsh penalties (i.e., up to five (5) years imprisonment and up to $200,000 in fines). Laws, rules and regulations concerning appropriate meals, gifts and entertainment to government officials and employees can also vary depending on government branch, state or other jurisdiction.

It is against Firm policy to offer or give a business courtesy to government or union officials or employees (or any other individual) unless the regulations applicable to that individual permit acceptance of the business courtesy. Accordingly, Employees are prohibited from offering or giving any gift or business courtesy whatsoever to government or union officials or employees without first discussing the matter with the CCO.

If you are unsure of applicable laws, rules and regulations with respect to providing business courtesies in any circumstance, you should consult with the CCO.

2.	Receiving Business Gifts/Courtesies

No Employee should obtain any material personal benefits or favors because of his or her position with the Firm. Each Employee’s decisions on behalf of the Firm must be free from undue influence. No Employee shall ask for, or accept, any gifts from vendors or third parties with whom or with which the Firm or its Affiliates conducts, or is considering conducting, business, without the consent of the Employee’s direct supervisor and the CCO. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value. This policy does not prohibit the receipt of occasional or nominal non-cash gift items, such as holiday gifts, so long as the amount received by an Employee from any one source over a calendar year does not exceed $250. Once the amount received or to be received by an Employee from any one recipient during one calendar year exceeds $250, then that Employee will need to report the gift through the Firm’s automated compliance system, and the gift will require the consent of the Employee’s direct supervisor and the CCO prior to being received.

3.	Entertainment

The gift policies above are not intended to prohibit the acceptance or provision of normal amenities and entertainment that facilitate the handling of the Firm’s business, such as business luncheons, dinners or other non-extravagant activities. Thus, normal and customary entertainment (i.e., business meals and entertainment including concerts, exhibitions or games featuring local sports teams, where the person providing the entertainment is present), that is not “lavish” and does not influence the selection of vendors or third parties with whom the Firm conducts business, is acceptable. No Employee may provide or accept extravagant or excessive entertainment to or from an Advisory Client or any person or entity that does or seeks to do business with or on behalf of the Firm. Any entertainment (or other event) that an Employee reasonably expects to exceed $500 in face value must be approved in advance by the Employee’s direct supervisor and the CCO. The CCO shall maintain a log of all requests and the determinations made with respect thereto. Any entertainment (or other event) provided by or to an Employee where the person providing the entertainment does not attend should be treated as a “gift” under subsection 2 above.

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If an Employee has any questions with regard to whether certain entertainment is permissible under this policy, the Employee should contact his or her direct supervisor and the CCO.

C.        POLITICAL ACTIVITIES

1.	Introduction

OFS Adviser encourages its Employees to be actively involved in the civic affairs of the communities in which they live. When speaking on public issues, however, Employees should do so only as individual citizens of the community and must be careful not to create the impression that they are acting for, or representing the views of, OFS Adviser.

The SEC, along with certain states, municipalities and public pension plans, have adopted regulations limiting or completely disqualifying investment advisers from providing services to, or accepting placements from, a government entity if certain political contributions16 are made or solicited17 by the Firm, certain of its Employees, or, in some instances, an Employee’s spouse or civil union partner or an entity “controlled” by the Employee (collectively, “Employee Affiliates”). Under these “pay to play” regulations, a single prohibited political contribution to a candidate or officeholder, political party, political action committee or other political organization at practically every level of government (including local, state and federal) may preclude the Firm from providing services to, or accepting placements from, the applicable government entity and may compel the firm to repay compensation received by the Firm in connection with such services or placements.

OFS Adviser and its Affiliates (other than natural persons, as provided below) will not make or solicit any contribution in any amount to any federal, state, county or local political campaign, candidate or officeholder, or any political organization (e.g., political party committee and political action committee).

No Employee of the Firm or his/her Employee Affiliates may make or solicit any contribution in any amount to any federal, state, county, or local political campaign, candidate or officeholder, or any political organizations (e.g., political party committee, political action committee), without the prior written approval of the CCO.

[16]	Contributions include cash, checks, gifts, subscriptions, loans, advances, deposits of money, “in kind” contributions (e.g., the provision of free professional services) or anything else of value provided for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

[17]	Solicitation of contributions encompasses any fundraising activity on behalf of a candidate, campaign or political organization, including direct solicitation, hosting of events and/or aggregating, coordinating or “bundling” the contributions of others.

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Any Employee and his or her Employee Affiliates wishing to make or solicit any such contributions must submit a contribution request through the Firm’s automated compliance system, and such submission shall include all pertinent information related to the proposed contribution, including, but not limited to, the individual wishing to contribute18, amount of the contribution, the name of the intended recipient, the nature of the recipient’s candidacy, whether the proposed recipient holds an existing political office (whether local, state or federal), and whether the Employee (or Employee Affiliate, where applicable)) is legally entitled to vote for the proposed recipient. Because of the serious nature of the sanctions applicable to a pay to play violation, requests to make contributions to candidates seeking election to state and local offices generally will not be approved. In select instances, the CCO may grant an exception to this policy. Those instances may include situations where the Employee is legally entitled to vote for the candidate, in which case the request may be approved up to $350, where the Employee is not legally entitled to vote for the candidate but the contribution is $150 or less, where an Employee Affiliate has an independent basis for the contribution, or where it is clear that a proposed contribution to a state or local official is not only lawful, but clear of potential conflicts. In all instances, such exceptions will be logged, documented and preserved pursuant to applicable recordkeeping requirements.

The Firm expects that every Employee will explain the importance of compliance with this policy to his/her Employee Affiliates, and ensure their clear understanding of the obligation to follow these requirements. Moreover, the applicable laws in this area are complex and a trap for the unwary — no Employee should attempt to decide for himself or herself whether a contribution is prohibited or permissible. Employees are responsible for complying with and tracking their own political contribution limits.

2.	Indirect Violations

The pay to play laws also prohibit actions taken indirectly that the Firm or its Employees could not take directly without violating the law. For example, it is improper and unlawful to provide funds to a third party (such as a consultant or attorney) with the understanding that the third party will use such funds to make an otherwise prohibited contribution. Such indirect violations may trigger disqualification of the Firm and result in other sanctions, including possible criminal penalties. If any Employee learns of facts and circumstances suggesting a possible indirect violation, that Employee must report such facts and circumstances to the CCO immediately.

3.	Periodic Disclosure

In order to ensure compliance with this policy, at least annually, or more frequently as may be determined by the CCO, every Employee must submit to the CCO through the Firm’s automated compliance system a disclosure and certification setting forth all political contributions made by the Employee and his/her Employee Affiliates for the previous two (2) years or confirming that no such contributions have been made. For each disclosed contribution, Employees must also provide all associated documentation, including invitations, solicitations, correspondence, e-mails, and any cancelled checks and other documents reflecting payment. The CCO may also require that new Employees, prior to commencement of employment with or service to the Firm, report to the CCO through the Firm’s automated compliance system any political contributions made in the prior two (2) years in order to verify compliance with applicable pay to play laws or regulations.

[18]	In the case of an Employee Affiliate, the CCO must make a determination that the contribution is not indirectly a contribution by the Employee; i.e. that the Employee Affiliate has an independent basis for the contribution.

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D.        LOBBYING ACTIVITIES

1.	Introduction

In response to scandals involving alleged and actual misconduct by placement agents and others soliciting government clients, several jurisdictions, including the state of California and New York City, have enacted legislation that requires individuals and entities who communicate with public pension officials, their staffs and certain other government officials on behalf of an investment manager to register as “lobbyists.” In other municipalities, like the state of Illinois, exceptions to the lobbyist registration requirements must be identified for all direct communications with public officials designed to influence “executive, legislative or administrative action”. When Employees or their Employee Affiliates or, in some cases, outside third parties retained by the Firm, engage in such communications in connection with their positions with, or otherwise on behalf of, the Firm, they and, in some cases, the Firm may become subject to the lobbying requirements of the jurisdiction(s) in which the activity occurred.

Registration as a lobbyist could require the Firm and the affected Employee to complete lobbyist registration forms, submit periodic disclosures to the government, and become subject to other regulations, including limitations on contingent compensation. Violations of these laws expose the Firm and the affected Employee to potential civil, administrative and criminal fines and penalties, and may result in disciplinary action against the Employee up to and including termination of employment. Thus, it is imperative that the Firm be informed of its Employees’ and their Employee Affiliates’ past and present communications to and with elected officials on behalf of the Firm, particularly those who have authority with respect to public pension systems.

2.	Definitions

“Communication” is generally defined broadly in lobbying statutes and may include activities such as the following:

•	speaking in person or by telephone;

•	corresponding by letter, e-mail or other means;

•	responding to questions/inquiries from a government official;

•	testifying or appearing before a governmental agency, commission, authority or other entity in connection with an investment placement, contract, bid or other economic transaction;

•	communicating in order to retain or expand business with an existing governmental client;

•	any other attempt to influence the decision-making of a government official in connection with a placement or investment, or legislative action beneficial to the Firm; or

•	conducting any of these activities through an agent or other third party.

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“Government Officials”, depending on the jurisdiction, may include not only elected officials, but also candidates for political office, staff members of elected officials or candidates, managers, employees, staff or other personnel at public pension funds, and those with governing bodies of public pension funds.

3.	Compliance Requirements and Procedures

Any Employee or Employee Affiliate who wishes to engage in Communication with a Government Official on behalf of the Firm must seek, in writing, pre-authorization from the CCO. Such Communication may proceed only upon written confirmation from the CCO.

If a determination is made that an Employee or Employee Affiliate must be registered as a lobbyist in a particular jurisdiction, that Employee or Employee Affiliate may thereafter engage in Communications with Government Officials on behalf of the Firm so long as the Employee or Employee Affiliate is a registered lobbyist in good standing in that jurisdiction. The Employee or Employee Affiliate must also comply with all government regulations and additional Firm requirements that apply to a registered lobbyist. Information regarding such regulations and requirements will be provided by the CCO to the affected Employee or Employee Affiliate as needed.

Any Employee or Employee Affiliate who has engaged in Communications with a Government Official on behalf of the Firm that was not pre-authorized in writing pursuant to this Policy must immediately contact the CCO.

E.        OUTSIDE ACTIVITIES

From time to time, Employees may be asked or desire to serve as directors, trustees, officers, general partners, managing members, principals, proprietors, consultants, agents, representatives, or employees of outside organizations. These organizations may include public or private corporations, limited and general partnerships, businesses, family trusts, endowments and foundations.

Service with organizations outside of the Firm may, however, raise regulatory concerns, including creating potential conflicts of interest and providing access to material nonpublic information. As a result, Employees may not accept such requests or assume such duties without prior approval of the CCO in consultation with the Firm’s Senior Management, or in the case of OFS BDC, the officers and directors of OFS BDC, unless such request was made by OFS Adviser or OFS BDC. Approval should be requested through the Firm’s automated compliance system.

Prior CCO approval is not required in cases in which Employees serve with charitable foundations, non-profit organizations or civic/trade associations, except where the service involves the provision of or input on investment advice (such as sitting on the investment committee of a non-profit organization).19

[19]	While service with charitable foundations, non-profit organizations or civic/trade associations is not subject to CCO approval, Employees should advise the CCO of any such engagements. The CCO shall maintain a log of such activities and monitor for conflicts if and as the CCO determines to be reasonably necessary and appropriate.

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In certain instances, the Firm may determine that it is in the best interest of its Advisory Clients for an Employee to serve as an officer or director of an outside organization, including a Portfolio Company. For example, a Portfolio Company held by an Advisory Client may be undergoing a reorganization that may affect the value of the company’s outstanding Securities and the future direction of the company. By appointing an officer or director to the board of that Portfolio Company and taking a more active management role, the Firm may be in a better position to satisfy its fiduciary obligations to its Advisory Clients. Appointments as a director or board observer to an entity which is or may become a Portfolio Company are subject to additional approval requirements as detailed in Section V.C.3.

As an outside board member or officer, it is critical that Employees coordinate their role with the CCO to ensure appropriate protection of and conduct with respect to any confidential information. First, any OFS Adviser Employee who is invited to serve in any capacity with any public or private entity, whether or not such entity is a Portfolio Company, in which they are likely to obtain material, nonpublic information must follow the procedures to safeguard such information set forth in Section XI.C. Second, if Employee(s) are members of the board of directors of a Portfolio Company, any open-market proposed purchase or sale by an Advisory Client of the Securities of that issuer is subject to the prior approval of the CCO in consultation with the Firm’s Senior Management. Finally, in cases where OFS Adviser may have a business relationship with an outside organization or may seek a business relationship in the future, the Employee must be appropriately screened from involvement in any decision by OFS Adviser to enter into or to continue the business relationship with that organization.

Employees are prohibited from engaging in any outside activity described above without the prior approval required for such activity. Approval will be granted on a case-by-case basis, subject to proper consideration and resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues (actual or apparent) can be satisfactorily mitigated or resolved. The CCO shall maintain a log of all outside, whether or not affiliated with OFS Adviser, positions and activities of all OFS Adviser Employees to monitor for conflicts of interest.

F.         ACKNOWLEDGMENT

Each Access Person must annually, and at other times as the CCO may determine in light of updates and amendments, execute an acknowledgment with respect to the IA Compliance Manual, including the Code and this Gifts, Entertainment, Political Contributions and Outside Activities Policy, through the Firm’s automated compliance system (see Section II.F).20

G.        REVIEW BY CCO

The CCO or a Compliance Representative will monitor and review information to verify compliance with this Policy. The results of this review will be reported to relevant members of OFS Adviser’s Senior Management and to OFS BDC Directors in connection with the CCO’s periodic reports described elsewhere in the Code.

Restated and Adopted: April 8, 2014

Officer responsible for administering: Chief Compliance Officer

[20]	Depending on the nature of the services to be performed by an Access Person (such as a third party contractor) and the type and frequency of such person’s access to the Firm’s premises, systems and information, the CCO may determine that such Access Person shall execute an acknowledgment only of the Code, or any of the particular policies set forth herein, rather than the complete IA Compliance Manual.

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ATTACHMENTS

Whistleblower Information	Attachment A

Consent to Electronic Reporting	Attachment B

The listed attachments are also available on OFS Adviser’s automated compliance system or from the CCO.

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ATTACHMENT A

Whistleblower Hotline Information

As part of our Whistleblower Policy, , we have established an anonymous hotline where you will be able to report any suspected violation(s) of our various codes of conduct, any activity that may adversely affect the Firm’s business or reputation, or any other inappropriate conduct of which you may become aware. Although we encourage you to report any concerns or problems you may have to your supervisor, there may be times where you may not feel comfortable voicing these concerns or problems to them. Due to this, we have set up an anonymous hotline with Report It Systems. Through Report It, you can report any situations or concerns without having any adverse ramifications for you. If you desire or need to report a violation or misconduct, you can do so by either calling the Report It hotline or by logging into their website. The OFS Report It username and password information is listed below.

•	Username: OFS Management
•	Password: OFS Management

1.	Toll free hotline number: 1-877-778-5463 (1-877-RPT-LINE)
2.	Website address: www.reportit.net
a.	Click on the Report It Online link
b.	Click on the Report It Now button
c.	Type the Username/Password under the “Create Report” column
d.	Click on the Report It Now button

You will be able to anonymously file a wide variety of reports from questionable accounting or auditing matters to harassment or hostile work environment through either the website or the toll free hotline number. Any report that you submit will be handled anonymously by Report It and your name will not be provided by Report It to any OFS contact.  We hope that by implementing this hotline service, you will be able to keep our organization free from fraudulent and unethical accounting/auditing activity while achieving our goal to maintain and conduct our business at the utmost level of professional standards and best practices.

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ATTACHMENT B

CONSENT TO ELECTRONIC REPORTING

I (we) hereby authorize _________________________________ [Name of Broker] and its affiliates or successors to provide account information concerning the referenced account(s) below (the “Account(s)”) to OFS Capital Management, LLC and its affiliates or successors, electronically or in written form.

“Account information” for purposes of this Consent shall mean account numbers, trades, positions, statement activity and related information.

I (we) certify that all owners or co-owners of the Account(s) have executed this Consent, and that each is legally authorized and competent to do so.

I (we) understand and acknowledge that this Consent may be revoked by me (us) at any time by written notice to OFS Capital Management, LLC or its successor.

ACCOUNT NUMBER	ACCOUNT REGISTRATION (OWNERS)

Owner Signature(s)*

X
Signature
__________________, 20___
Name	Date

X
Signature
__________________, 20___
Name	Date

X
Signature
__________________, 20___
Name	Date

*Account holders or multiple registrations under the same legal name need only sign once.

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